Exhibit 99.1

FOR RELEASE, Friday, June 27, 2008	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Lindsay Stephenson, Media Contact
(310) 231-4142 or lstephenson@kbhome.com
KB HOME REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS
          Los Angeles, CA, June 27, 2008 – KB Home (NYSE: KBH), one of America’s largest homebuilders, today reported financial results for its second quarter ended May 31, 2008. Results include:
•	Revenues totaled $639.1 million in the second quarter of 2008, down from $1.41 billion in the second quarter of 2007, largely due to lower housing revenues. Second-quarter housing revenues of $636.7 million declined from $1.30 billion in the year-earlier quarter, reflecting a 41% decrease in homes delivered and a 17% decline in the average selling price. The Company delivered 2,810 homes at an average selling price of $226,600 in the second quarter of 2008 compared to 4,776 homes delivered in the year-earlier quarter at an average selling price of $271,600.

•	The Company reported a net loss of $255.9 million or $3.30 per diluted share for the quarter ended May 31, 2008, after recognizing pretax, non-cash charges of $176.5 million for inventory and joint venture impairments and the abandonment of certain land option contracts, and $24.6 million for goodwill impairment. The net loss also reflected a $98.9 million valuation allowance charge against the net deferred tax assets generated during the quarter. For the year-earlier quarter, the Company reported a net loss of $148.7 million or $1.93 per diluted share, which included pretax, non-cash charges of $308.2 million associated with impairments and abandonments, partially offset by income of $25.5 million, or $.33 per diluted share, associated with the Company’s French discontinued operations that were sold in July 2007.

•	The Company’s cash balance at May 31, 2008 totaled $1.31 billion compared to $390.6 million at May 31, 2007. Its ratio of debt to total capital was 62.9% at May 31, 2008 compared to 50.3% at May 31, 2007. Net of cash, the Company’s ratio of debt to total capital was 40.2% at May 31, 2008 compared to 46.6% at May 31, 2007. During the first half of 2008, the Company generated positive cash flows from its operations, a trend that the Company expects will continue in the second half of the year.
Headquarters 10990 Wilshire Boulevard. Los Angeles, California Tel: 310.231.4000 Fax: 310.231.4222 kbhome.com

•	At May 31, 2008, the Company’s backlog totaled 6,233 homes, representing potential future housing revenues of approximately $1.47 billion. These measures declined 54% and 61%, respectively, from the 13,672 backlog homes and approximately $3.74 billion in backlog value at May 31, 2007. Company-wide net orders for new homes in the 2008 second quarter decreased 42% to 4,200 from 7,265 in the year-earlier quarter, reflecting a 37% year-over-year decrease in the Company’s number of active communities. The Company’s cancellation rate in the second quarter of 2008 was 27%, an improvement from 53% in the first quarter of 2008 and 34% in the second quarter of 2007.

•	On June 12, 2008, the Company announced that it would redeem all of its outstanding 7 3/4% senior subordinated notes due 2010 in the aggregate principal amount of $300 million. The redemption date is July 14, 2008 and the redemption price is 101.938% of the principal amount, plus all accrued interest to the date of redemption.
          “Housing market conditions remain difficult for the homebuilding industry, with inventories of unsold homes expanding as foreclosures rise to record highs, and consumer confidence continuing to deteriorate amid signs of weakness in the general economy,” said Jeffrey Mezger, president and chief executive officer. “Persistently poor demand for new homes during the second quarter amplified pricing pressures and diminished asset values in many of our served markets, requiring us to recognize additional non-cash charges for inventory and joint venture impairments, abandonments and the write-off of goodwill, all of which significantly reduced our operating results. Despite substantially lower home prices, relatively low interest rates and an abundance of choices, potential new home buyers remain reluctant to purchase a home. But as housing affordability continues to improve, we expect today’s hesitant buyers to become a healthy source of demand for new homes, fueling the eventual housing market recovery.”
          The Company’s total revenues of $639.1 million in the quarter ended May 31, 2008 decreased 55% from $1.41 billion in the year-earlier quarter, reflecting lower housing and land sale revenues. Housing revenues of $636.7 million in the 2008 second quarter declined 51% from $1.30 billion in the prior year’s second quarter due to a 41% year-over-year decrease in homes delivered to 2,810 from 4,776 and a 17% year-over-year decrease in the average selling price to $226,600 from $271,600. The steep decline in homes delivered was due in large part to a 37% reduction in active communities as the Company continues to strategically trim inventory in line with reduced market demand. Land sale revenues in the second quarter of 2008 totaled $.4 million, down from $112.6 million in the second quarter of 2007.
          The Company’s homebuilding business generated operating losses of $262.4 million in the second quarter of 2008 and $263.0 million in the second quarter of 2007. Within the Company’s housing operations, the current quarter loss was largely due to the recognition of pretax, non-cash charges of $167.1 million for inventory impairments and land option contract abandonments, and $24.6 million for goodwill impairment, as well as a decline in margins due to competitive pricing pressures. In the year-earlier quarter, the loss within housing operations reflected inventory impairment and abandonment charges of $244.5 million. The Company’s housing gross margin fell to a negative 17.5% in the second quarter of 2008 from a negative 3.9% in the second quarter of 2007. Excluding inventory-related non-cash charges, the housing gross margin would have been 8.7% in the current quarter and 14.9% in the second quarter of 2007. Land sales generated a loss of $7.4 million in the second quarter of 2008, including $7.3 million of impairment charges related to planned future land sales. That compares to a loss of $18.5 million in the second quarter of 2007, which included $22.4 million of similar impairment charges. Reflecting the Company’s continuing efforts to adjust its overhead to match the lower volume of its homes delivered and corresponding decrease in revenues, the Company reduced its selling, general and administrative expenses by $74.5 million, or 38%, to $119.1 million in the second quarter of 2008 from $193.6 million in the year-earlier quarter.
          For the 2008 second quarter, the Company reported a net loss of $255.9 million, or $3.30 per diluted share, including a charge of $98.9 million to record a full valuation allowance against the net deferred tax assets resulting from its current quarter loss. As of May 31, 2008, the Company’s valuation allowance on deferred tax assets exceeded $720 million. The valuation allowance is required under generally accepted accounting principles. For tax purposes, however, this potential tax benefit may be carried forward for up to 20 years. To the extent the Company generates taxable income in the future, it expects to be able to reverse the valuation allowance and reduce its effective tax rate on that future income. The Company’s net loss of $148.7 million, or $1.93 per diluted share, in the second quarter of 2007 included income of $25.5 million or $.33 per diluted share from its discontinued French operations that were sold in July 2007.
          Net new home orders totaled 4,200 in the second quarter of 2008, decreasing 42% from 7,265 net orders in the second quarter of 2007. The decrease was largely due to a lower community count in 2008, the result of the Company’s strategic efforts to lower inventory over the past several quarters in alignment with market conditions. Second-quarter net new home orders were nearly triple the 1,449 net orders reported in the first quarter of 2008. In addition, the second quarter year-over-year net new home order comparison improved from the steep 75% year-over-year decline in the first quarter of 2008. The improved comparison reflected, in part, the impact of a lower cancellation rate in the 2008 second quarter. The Company’s cancellation rate improved to 27% in the second quarter of 2008 from 53% in the first quarter of 2008 and 34% in the second quarter of 2007. Homes in backlog at May 31, 2008 decreased 54% on a year-over-year basis to 6,233, reflecting year-over-year decreases ranging from 46% to 65% in each of the Company’s geographic operating regions. Backlog value declined 61% on a year-over-year basis to approximately $1.47 billion, reflecting fewer homes in backlog and lower average selling prices.
          “We have significantly reduced inventory and debt levels at KB Home over the past several quarters, while building a sizable cash balance,” said Mezger. “I believe the Company is well positioned to successfully navigate through the current housing environment and to capitalize on new opportunities that emerge. As of the end of the second quarter, we have tremendous financial liquidity and flexibility, with $1.31 billion in cash on our balance sheet, nearly $1.1 billion of borrowing capacity available under our bank credit facility, and a leverage ratio, net of cash, at the low end of our targeted range. Seizing a strategic opportunity available to us through the strength of our cash position, we recently decided to call for the redemption of our $300 million 7 3/4% senior subordinated notes, which will lower our debt level further. We will continue with our stated objective of maintaining a strong balance sheet and being prudent with respect to land investments and other expenditures for the foreseeable future, while focusing on initiatives designed to expedite our return to profitability.”
          “KB Home continues to build on its reputation as a leader and innovator in the homebuilding industry by addressing its environmental footprint,” said Mezger.  “Recently, we were recognized by Calvert Asset Management and the Boston College Institute for Responsible Investment as the nation’s #1 Green Homebuilder.  Achieving this recognition differentiates KB Home in the marketplace, especially from resale homes, which we see as our biggest source of competition. In addition, eight of our divisions recently received the Environmental Protection Agency’s 2008 ENERGY STAR® Leadership in Housing Award in recognition of their efforts to build more energy-efficient new homes.  We intend to expand on these accomplishments through our “My Home. My Earth.™” initiatives and similar efforts as we pursue our goal of becoming a leading environmentally friendly national homebuilder.”
          Company-wide revenues for the six months ended May 31, 2008 totaled $1.43 billion, down 49% from $2.80 billion for the six months ended May 31, 2007. Homes delivered in the first six months of fiscal 2008 declined 42% year-over-year to 5,738, and the average selling price decreased 12% year-over-year to $237,600. The Company generated a net loss of $524.1 million, or $6.77 per diluted share, in the first half of fiscal 2008, including pretax, non-cash charges of $400.5 million for inventory and joint venture impairments and land option contract abandonments and $24.6 million for goodwill impairment. The net loss also reflected a $198.9 million valuation allowance charge against the deferred tax asset. For the first half of fiscal 2007, the Company posted a net loss of $121.1 million, or $1.57 per diluted share, including pretax, non-cash charges of $316.9 million for inventory and joint venture impairments and land option contract abandonments, and income of $42.3 million, or $.55 per diluted share, from the Company’s French discontinued operations.
The Conference Call on the Second Quarter 2008 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
KB Home, one of the nation’s largest homebuilders, has been building quality homes for families for more than 50 years. Headquartered in Los Angeles, the Company has operating divisions in nine states, building communities from coast to coast. KB Home, ranked the #1 homebuilder in FORTUNE magazine’s 2008 list of America’s Most Admired Companies®, is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities or complete mortgage services offered through Countrywide KB Home Loans, call 888-KB-HOMES or visit kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance.  We do not have a specific policy or intent of updating or revising forward-looking statements.  Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.  The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic and business conditions; adverse market conditions that could result in additional inventory impairments, abandonment charges or goodwill impairments; material prices and availability; labor costs and availability; changes in interest rates; our debt level; declines in consumer confidence; increases in competition; weather conditions, significant natural disasters and other environmental factors; government regulations; the availability and cost of land in desirable areas; government investigations and shareholder lawsuits regarding our past stock option grant practices and the restatement of certain of our financial statements; other legal or regulatory proceedings or claims; conditions in the capital, credit (including consumer mortgage lending standards) and homebuilding markets; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access our available capacity under our unsecured revolving credit facility; and other events outside of our control.  Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months and Three Months Ended May 31, 2008 and 2007
(In Thousands, Except Per Share Amounts — Unaudited)

	Six Months		Three Months
	2008	2007	2008	2007
Total revenues	$1,433,289	$2,802,046	$639,065	$1,413,208

Homebuilding:
Revenues	$1,428,402	$2,794,635	$637,094	$1,409,986
Costs and expenses	(1,939,754)	(3,054,491)	(899,475)	(1,672,990)

Operating loss	(511,352)	(259,856)	(262,381)	(263,004)

Interest income	22,554	10,268	9,522	5,600
Equity in loss of unconsolidated joint ventures	(45,361)	(41,700)	(5,483)	(39,495)

Homebuilding pretax loss	(534,159)	(291,288)	(258,342)	(296,899)

Financial services:
Revenues	4,887	7,411	1,971	3,222
Expenses	(2,232)	(2,411)	(1,113)	(1,071)
Equity in income of unconsolidated joint venture	8,302	10,191	2,154	3,396

Financial services pretax income	10,957	15,191	3,012	5,547

Loss from continuing operations before income taxes	(523,202)	(276,097)	(255,330)	(291,352)

Income tax benefit (expense)	(900)	112,600	(600)	117,200

Loss from continuing operations	(524,102)	(163,497)	(255,930)	(174,152)

Income from discontinued operations, net of income taxes	—	42,348	—	25,466

Net loss	$(524,102)	$(121,149)	$(255,930)	$(148,686)

Basic earnings (loss) per share:
Continuing operations	$(6.77)	$(2.12)	$(3.30)	$(2.26)
Discontinued operations	—	0.55	—	0.33

Basic loss per share	$(6.77)	$(1.57)	$(3.30)	$(1.93)

Diluted earnings (loss) per share:
Continuing operations	$(6.77)	$(2.12)	$(3.30)	$(2.26)
Discontinued operations	—	0.55	—	0.33

Diluted loss per share	$(6.77)	$(1.57)	$(3.30)	$(1.93)

Basic average shares outstanding	77,413	77,046	77,462	77,102

Diluted average shares outstanding	77,413	77,046	77,462	77,102

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	May 31,	November 30,
	2008	2007
Assets

Homebuilding:
Cash and cash equivalents	$1,305,077	$1,325,255
Receivables	190,010	295,739
Inventories	2,608,823	3,312,420
Investments in unconsolidated joint ventures	294,504	297,010
Deferred income taxes	222,458	222,458
Goodwill	43,400	67,970
Other assets	123,500	140,712

	4,787,772	5,661,564

Financial services	53,236	44,392

Total assets	$4,841,008	$5,705,956

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$609,989	$699,851
Accrued expenses and other liabilities	778,261	975,828
Mortgages and notes payable	2,161,220	2,161,794

	3,549,470	3,837,473

Financial services	17,109	17,796

Stockholders’ equity	1,274,429	1,850,687

Total liabilities and stockholders’ equity	$4,841,008	$5,705,956

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2008 and 2007
(In Thousands – Unaudited)

	Six Months		Three Months
Homebuilding revenues:	2008	2007	2008	2007
Housing	$1,363,433	$2,670,624	$636,719	$1,297,366
Land	64,969	124,011	375	112,620

Total	$1,428,402	$2,794,635	$637,094	$1,409,986

	Six Months		Three Months
Costs and expenses:	2008	2007	2008	2007
Construction and land costs
Housing	$1,520,091	$2,508,766	$748,098	$1,348,306
Land	148,390	146,918	7,742	131,099

Subtotal	1,668,481	2,655,684	755,840	1,479,405
Selling, general and administrative expenses	246,703	398,807	119,065	193,585
Goodwill impairment	24,570	—	24,570	—

Total	$1,939,754	$3,054,491	$899,475	$1,672,990

	Six Months		Three Months
Interest expense:	2008	2007	2008	2007
Interest incurred	$76,905	$102,889	$38,403	$51,340
Interest capitalized	(76,905)	(102,889)	(38,403)	(51,340)

Total	$—	$—	$—	$—

	Six Months		Three Months
Other information:	2008	2007	2008	2007
Depreciation and amortization	$6,341	$10,334	$2,958	$5,096
Amortization of previously capitalized interest	54,898	53,598	26,322	27,825

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2008 and 2007
(Unaudited)

	Six Months		Three Months
Average sales price:	2008	2007	2008	2007
West Coast	$362,300	$470,800	$331,400	$471,600
Southwest	236,700	273,500	229,100	264,100
Central	170,000	166,300	171,800	171,800
Southeast	216,400	235,900	205,300	233,300

Total	$237,600	$269,400	$226,600	$271,600

	Six Months		Three Months
Homes delivered:	2008	2007	2008	2007
West Coast	1,217	1,845	603	950
Southwest	1,274	2,246	534	1,061
Central	1,762	2,663	863	1,236
Southeast	1,485	3,158	810	1,529

Total	5,738	9,912	2,810	4,776

Unconsolidated joint ventures	149	19	74	11

	Six Months		Three Months
Net orders:	2008	2007	2008	2007
West Coast	1,516	3,140	977	1,673
Southwest	946	2,545	760	1,437
Central	1,195	3,236	964	1,903
Southeast	1,992	4,088	1,499	2,252

Total	5,649	13,009	4,200	7,265

Unconsolidated joint ventures	179	194	131	109

	May 31, 2008		May 31, 2007
Backlog data:	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
(Dollars in thousands)
West Coast	1,489	$516,073	2,910	$1,357,973
Southwest	978	222,279	2,829	733,211
Central	1,444	260,404	3,628	633,775
Southeast	2,322	467,141	4,305	1,012,098

Total	6,233	$1,465,897	13,672	$3,737,057

Unconsolidated joint ventures	239	$101,748	229	$84,773